Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-171806

Pricing Supplement SPB ELN 82 to the Prospectus dated January 28, 2011, the Series E Prospectus Supplement dated January 28, 2011, and the Product Prospectus Supplement PB-1 dated May 6, 2013

Royal Bank of Canada $11,508,000 EURO STOXX 50® Index-Linked Notes, due June 2, 2017

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (June 2, 2017, subject to adjustment) is based on the performance of the EURO STOXX 50® Index (which we refer to as the “underlier”) as measured from the trade date (May 28, 2013) to and including the determination date (May 30, 2017, subject to adjustment).  If the final underlier level on the determination date is equal to or greater than the initial underlier level (2,841.85), the return on your notes will be the greater of the underlier return and the digital percentage of 50.50%.  If the final underlier level is less than the initial underlier level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●
if the underlier return is zero or positive (the final underlier level is equal to or greater than the initial underlier level), the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the greater of (a) the underlier return and (b) the digital percentage; or

●
if the underlier return is negative (the final underlier level is less than the initial underlier level), the sum of (1) $1,000 plus (2) the product of (i) the underlier return times (ii) $1,000. This amount will be less than $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See the section “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.

Original issue date:	June 4, 2013	Original issue price:	100.00% of the principal amount

Underwriting discount:	4.00% of the principal amount	Net proceeds to the issuer:	96.00% of the principal amount

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense. The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC
Pricing Supplement dated May 28, 2013.

SUMMARY INFORMATION
We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “Royal Bank of Canada”, “we”, “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, of Royal Bank of Canada relating to the Senior Medium-Term Notes, Series E program of Royal Bank of Canada and references to the “accompanying product prospectus supplement PB-1” mean the accompanying product prospectus supplement PB-1, dated May 6, 2013, of Royal Bank of Canada.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Notes” beginning on page PS-4 of the accompanying product prospectus supplement PB-1. Please note that certain features described in the accompanying product prospectus supplement PB-1 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product prospectus supplement PB-1.
Key Terms

Issuer:  Royal Bank of Canada

Underlier:  the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited (“STOXX,” or the “underlier sponsor”)

Specified currency: U.S. dollars (“$”)

Denominations:  $1,000 and integral multiples of $1,000 in excess of $1,000.  The notes may only be transferred in amounts of $1,000 and increments of $1,000 thereafter

Principal amount:  each note will have a principal amount of $1,000; $11,508,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. See “If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” beginning on page PS-12 of this pricing supplement.

Cash settlement amount (on the stated maturity date):  for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●
if the final underlier level is equal to or greater than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the greater of (a) the underlier return and (b) the digital percentage; or

●
if the final underlier level is less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i)  the underlier return times (ii) $1,000. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Initial underlier level: 2,841.85, which is higher than the closing level of the underlier on the trade date, which was 2,835.87.

Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1 and subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Digital percentage: 50.50%

Trade date: May 28, 2013

Original issue date (settlement date): June 4, 2013

Determination date: May 30, 2017, subject to adjustment as described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1

Stated maturity date:  June 2, 2017, subject to adjustment as described under "General Terms of the Notes — Stated Maturity Date” beginning on page PS-5 of the accompanying product prospectus supplement PB-1

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the notes are not subject to redemption prior to maturity.

Closing level:  the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier

Business day:  as described under “General Terms of the Notes — Special Calculation Provisions — Business Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Trading day:  as described under “General Terms of the Notes — Special Calculation Provisions — Trading Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Use of proceeds and hedging:  as described under “Use of Proceeds and Hedging” on page PS-13 of the accompanying product prospectus supplement PB-1

ERISA:  as described under “Employee Retirement Income Security Act” on page PS-20 of the accompanying product prospectus supplement PB-1

Calculation agent: RBC Capital Markets, LLC (“RBCCM”)

Dealer:  RBCCM

U.S. tax treatment:  By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in the accompanying prospectus under “Tax Consequences”, the discussion in the accompanying prospectus supplement under “Certain Income Tax Consequences”, and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the accompanying product prospectus supplement PB-1 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the notes.

Canadian tax treatment: For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement PB-1

CUSIP no.: 78008SZ90

ISIN no.: US78008SZ900

FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical. No one can predict what the underlier level will be on any day during the term of your notes, and no one can predict what the final underlier level will be. The underlier has been highly volatile in the past—meaning that the underlier level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the underlier. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions, Our Creditworthiness or Any Other Relevant Factors, the Value of the Notes on the Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Is Significantly Less than the Principal Amount” below. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Digital percentage	50.50%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change affecting the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at a price equal to the principal amount and held to the stated maturity date

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier—Historical Performance of the Underlier” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks included in the underlier (the “underlier stocks”).

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 principal amount of the notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as a Percentage of the Initial Underlier Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)

180.00%	180.00%
170.00%	170.00%
160.00%	160.00%
150.50%	150.50%
150.00%	150.50%
140.00%	150.50%
130.00%	150.50%
120.00%	150.50%
110.00%	150.50%
100.00%	150.50%
95.00%	95.00%
90.00%	90.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.00% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would lose 75.00% of your investment.

If, for example, the final underlier level were determined to be 110.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 150.50% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than the initial underlier level (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.  On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount representing a positive return that is equal to the greater of the underlier return and the digital percentage (the section above the 100.00% marker on the vertical axis).

No one can predict the final underlier level.  The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the actual final underlier level, which will be determined by the calculation agent as described below.  In addition, the actual return on your notes will further depend on the original issue price.  Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate.  Consequently, the return on your investment in the notes, if any, and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” beginning on page 1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, and the accompanying product prospectus supplement PB-1, dated May 6 2013, of Royal Bank of Canada. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier.  You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions, Our Creditworthiness or Any Other Relevant Factors, the Value of the Notes on the Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Is Significantly Less than the Principal Amount

The price at which RBCCM (the “dealer”) would initially buy or sell the notes (if the dealer makes a market) and the value that the dealer will initially use for account statements and otherwise will significantly exceed the value of the notes using such pricing models.  The value or quoted price of the notes at any time will reflect many factors and cannot be predicted.  In particular, an increase of the yield spread between our securities and credit risk-free instruments (credit spread) can lead to a decrease in the price of the notes in the secondary market.  In addition, even if our creditworthiness does not decline, the value of the notes on the trade date is significantly less than the principal amount, taking into account our credit spreads on that date.  If the dealer makes a market in the notes, the price quoted by the dealer would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of the notes that the dealer will use for account statements or otherwise) could be higher or lower than the price that you paid for them, and may be higher or lower than the value of the notes as determined by reference to pricing models used by the dealer.

If at any time a third party dealer quotes a price to purchase the notes or otherwise values the notes, that price may be significantly different (higher or lower) than any price quoted by the dealer.  You should read “— The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” below.

Furthermore, if you sell any of the notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that the dealer, or any other party, will be willing to purchase the notes.  In this regard, the dealer is not obligated to make a market in the notes.  See “— The Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

The principal amount of your investment is not protected and you may lose a significant amount, or even all of your investment in the notes.  The cash settlement amount, if any, will depend on the performance of the underlier and the change in the level of the underlier from the trade date to the determination date, and you may receive significantly less than the principal amount of the notes.  Subject to our credit risk, you will receive at least the principal amount of the notes at maturity only if the final underlier level is greater than or equal to the initial underlier level.  If the final underlier level is less than the initial underlier level, then you will lose, for each $1,000 in principal amount of the notes, an amount equal to the product of the underlier return times $1,000. You could lose some or all of the principal amount.  Thus, depending on the final underlier level, you could lose a substantial portion, and perhaps all, of your investment in the notes, which would include any premium to the principal amount you may have paid when you purchased the notes.

In addition, if the notes are not held until maturity, assuming no changes in market conditions or to our creditworthiness and other relevant factors, the price you may receive for the notes may be significantly less than the price that you paid for them.

Your Notes Will Not Bear Interest

You will not receive any interest payments on the notes.  Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Payment of the Amount Payable on Your Notes Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of Your Notes

The notes are our unsecured debt obligations.  Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The amount payable on your notes will be based on the final underlier level, which is the closing level of the underlier on the determination date (subject to adjustment as described under “General Terms of the Notes – Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1).  Therefore, for example, if the closing level of the underlier decreased precipitously on the determination date, the amount payable at maturity may be significantly less than it would otherwise have been had the amount payable been linked to the closing level of the underlier prior to that decrease.  Although the actual level of the underlier at maturity or at other times during the term of the notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than the determination date.

The Notes May Not Have an Active Trading Market

The notes will not be listed on any securities exchange.  The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so.  The dealer or any of its affiliates may stop any market-making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the level of the underlier;

•	the volatility—i.e., the frequency and magnitude of changes—of the level of the underlier;

•	the dividend rates of the underlier stocks;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks;

•	interest and yield rates in the market;

•	the time remaining until the notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

If the Level or Price of the Underlier or the Underlier Stocks Changes, the Market Value of the Notes May Not Change in the Same Manner

The notes may trade quite differently from the performance of the underlier or the underlier stocks.  Changes in the level or price, as applicable, of the underlier or the underlier stocks may not result in a comparable change in the market value of the notes.  Some of the reasons for this disparity are discussed under “— The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” above.

The Return on the Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks

The underlier sponsor calculates the levels of the underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks.  Therefore, the return on the notes will not reflect the return you would realize if you actually owned the underlier stocks and received the dividends paid on those underlier stocks.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stock issuers or any other rights with respect to the underlier stocks.  Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlier stocks.

We Will Not Hold Any of the Underlier Stocks for Your Benefit, if We Hold Them at All

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the underlier stocks that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets

The underlier tracks the value of certain European equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the underlier may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in Europe are subject to political, economic, financial and social factors that apply in that market.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in European economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to European companies or investments in European equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region.  Moreover, European economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Our Hedging Activities and/or Those of Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The dealer or one or more of our other affiliates and/or distributors has hedged or expects to hedge its obligations under the hedging transaction that it may enter into with us by purchasing futures and/or other instruments linked to the underlier.  The dealer or one or more of our other affiliates and/or distributors also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier or one or more of the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date.

We, the dealer, or one or more of our other affiliates and/or distributors may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the underlier or the underlier stocks.  Any of these hedging activities may adversely affect the level of the underlier —directly or indirectly by affecting the price of the underlier stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes.  In addition, you should expect that these transactions will cause us, the dealer or our other affiliates and/or distributors, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  We, the dealer and our other affiliates and/or distributors will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.

Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

We, the dealer and our other affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, the dealer and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the underlier stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the underlier and/or the value of the notes.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlier and the market value of your notes, and you should expect that our interests and those of the dealer and/or our other affiliates, or our clients or counterparties, will at times be adverse to those of investors in the notes.

In addition to entering into these transactions itself, we, the dealer and our other affiliates may structure these transactions for our clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our other affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our other affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our other affiliates to take directional views as to relevant markets on behalf of itself or our clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.

We, the dealer and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that we, the dealer and our other affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

We, the Dealer and Our Other Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Underlier Stocks

We, the dealer and our other affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that we, the dealer and our other affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, the dealer or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.

Past Underlier Performance Is No Guide to Future Performance

The actual performance of the underlier over the term of the notes may bear little relation to the historical levels of the underlier.  Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table or chart set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the underlier.  Trading activities undertaken by market participants, including certain investors in the notes or their affiliates, including in short positions and derivative positions, may adversely affect the level of the underlier.

As the Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity

As the calculation agent for the notes, RBCCM will have discretion in making various determinations that affect the notes, including determining the final underlier level, which will be used to determine the cash settlement amount at maturity, and determining whether to postpone the determination date because of a market disruption event or because that day is not a trading day.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier, as described under “General Terms of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1.  The exercise of this discretion by RBCCM, which is our wholly owned subsidiary, could adversely affect the value of the notes and may create a conflict of interest between you and RBCCM.  For a description of market disruption events as well as the consequences of the market disruption events, see the section entitled “General Terms of the Notes—Market Disruption Events” beginning on page PS-7 of the accompanying product prospectus supplement PB-1.  We may change the calculation agent at any time without notice, and RBCCM may resign as calculation agent at any time.

The Policies of the Underlier Sponsor and Changes that Affect the Underlier or the Underlier Stocks Could Affect the Amount Payable on the Notes, if Any, and Their Market Value

The policies of the underlier sponsor concerning the calculation of the levels of the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the underlier, could affect the levels of the underlier and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity.  The amount payable on the notes, if any, and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the level of the underlier, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein.

The Calculation Agent Can Postpone the Determination of the Final Underlier Level if a Market Disruption Event Occurs or Is Continuing

The determination of the final level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any determination date with respect to the underlier.  If such a postponement occurs, the calculation agent will use the closing level of the underlier on the first subsequent trading day on which no market disruption event occurs or is continuing, subject to the limitations set forth in the accompanying product prospectus supplement PB-1.  If a market disruption event occurs or is continuing on a determination date, the maturity date for the notes could also be postponed.

If the determination of the level of the underlier for any determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the underlier will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement PB-1.

There Is No Affiliation Between Any Underlier Stock Issuers or the Underlier Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Underlier Stock Issuers or the Underlier Sponsor

We are not affiliated with the issuers of the underlier stocks or with the underlier sponsor. As discussed herein, however, we, the dealer, and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the underlier stocks.  Nevertheless, none of us, the dealer, or our respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlier or any of the underlier stocks. You, as an investor in the notes, should make your own investigation into the underlier and the underlier stocks.  See the section below entitled “The Underlier” for additional information about the underlier.

Neither the underlier sponsor nor any issuers of the underlier stocks are involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes.  Thus, neither the underlier sponsor nor any of the issuers of the underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlier

In the ordinary course of business, we, the dealer, our other affiliates and any additional dealers, including in acting as a research provider, investment advisor, market maker, principal investor or distributor, may express research or investment views on expected movements in the underlier or the underlier stocks, and may do so in the future.  These views or reports may be communicated to our clients, clients of our affiliates and clients of any additional dealers, and may be inconsistent with, or adverse to, the objectives of investors in the notes.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the underlier or the underlier stocks may at any time have significantly different views from those of these entities.  For these reasons, you are encouraged to derive information concerning the underlier or the underlier stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, our other affiliates, or any additional dealers.

We May Sell an Additional Aggregate Amount of the Notes at a Different Original Issue Price

At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date.  The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.

If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount

The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.

Significant Aspects of the U.S. Federal Income Tax Treatment of the Notes Are Uncertain

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Summary Information—U.S. Tax Treatment” in this pricing supplement, the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement PB-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section “Tax Consequences” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  This is discussed in more detail under “Employee Retirement Income Security Act” in the accompanying product prospectus supplement PB-1.

THE UNDERLIER

General

The underlier is the EURO STOXX 50® Index (Bloomberg ticker “SX5E”).  All information contained in this pricing supplement regarding the underlier including, without limitation, its make-up, method of calculation and changes in its components and its historical closing values, is derived from publicly available information prepared by the underlier sponsor. Such information reflects the policies of, and is subject to change by, the underlier sponsor.  The underlier sponsor owns the copyright and all rights to the underlier.  The underlier sponsor is under no obligation to continue to publish, and may discontinue publication of, the underlier.  The consequences of the underlier sponsor discontinuing or modifying the underlier are described in the section entitled “Description of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1.

The underlier is calculated and maintained by the underlier sponsor. Neither we nor RBCCM has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier or underlier sponsor in connection with the offering of the notes. In connection with the offering of the notes, neither we nor RBCCM makes any representation that such publicly available information regarding the underlier or underlier sponsor is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the offering of the notes (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the value of the underlier or have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity and therefore the market value of the notes.

We, the dealer or our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the underlier stocks of the underlier without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services.  In the course of business, we, the dealer or our respective affiliates may acquire non-public information about one or more of such issuers and none of us, the dealer or our respective affiliates undertake to disclose any such information to you. In addition, we, the dealer or our respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers.  These research reports may or may not recommend that investors buy or hold the securities of such issuers.  As a prospective purchaser of the notes, you should undertake an independent investigation of the underlier or of the issuers of the underlier stocks to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the notes.

We are not incorporating by reference the website of the underlier sponsor or any material it includes into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the underlier will include any successor underlier to the underlier and references to the underlier sponsor will include any successor thereto.

Description of the Underlier

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the underlier began in February 1998, based on an initial level of 1,000 at December 31, 1991.  Changes to the underlier stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the underlier are made to ensure that the underlier includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.  Additional information about the underlier is available on the STOXX Limited website: http://www.stoxx.com.  However, information included in that website is not included or incorporated by reference in this pricing supplement.

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the index are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The underlier stocks are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The underlier is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Total Market Index, which includes stocks selected from the Eurozone.  The underlier stocks have a high degree of liquidity and represent the largest companies across a wide range of market sectors.

Composition and Maintenance of the EURO STOXX 50® Index

The composition of the underlier is reviewed annually, based on the closing stock data on the last trading day in August.  The underlier stocks are announced on the first trading day in September.

The free float factors for each component stock used to calculate the underlier, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The underlier is subject to a “fast exit rule.”  The underlier stocks are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the underlier if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an underlier stock will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The underlier is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The underlier is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the underlier composition are immediately reviewed.  Any changes are announced, implemented, and much effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the EURO STOXX 50® Index

The underlier is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the underlier stocks against a fixed base quantity weight.  The formula for calculating the underlier value can be expressed as follows:

Index = free float market capitalization of the index at the time divisor of the index at the time

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor, weighting cap factor, and the exchange rate from local currency into the underlier currency for the component company as of the time that the underlier is being calculated.

The divisor of the underlier is adjusted to maintain the continuity of the underlier’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self tender, and spin-offs.

License Agreement

Royal Bank of Canada has entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the underlier in connection with the issuance of certain securities, including the notes.

STOXX has no relationship to Royal Bank of Canada, other than the licensing of the underlier and its service marks for use in connection with the notes.

STOXX does not:

▪	sponsor, endorse, sell or promote the notes.

▪	recommend that any person invest in the notes or any other financial products.

▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	have any responsibility or liability for the administration, management or marketing of the notes.

▪	consider the needs of the notes or the owners of the notes in determining, composing or calculating the underlier or have any obligation to do so.

STOXX will not have any liability in connection with the notes.  Specifically, STOXX does not make any warranty, express or implied, and STOXX disclaims any warranty about:

▪	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the underlier and the data included in the underlier;

▪	the accuracy or completeness of the underlier or its data;

▪	the merchantability and the fitness for a particular purpose or use of the underlier or its data;

▪	any errors, omissions or interruptions in the underlier or its data; and

▪	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing relating to the use of the underlier and trademark referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any other third parties.

Historical Performance of the Underlier

The closing levels of the underlier have fluctuated in the past and may experience significant fluctuations in the future.  Any historical upward or downward trend in the closing levels of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of the notes.

The historical levels of the underlier are provided for informational purposes only.  You should not take the historical levels of the underlier as an indication of its future performance.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the original issue price at maturity.  Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.  Moreover, in light of current market conditions, the trends reflected in the historical performance of the underlier may be less likely to be indicative of the performance of the underlier over the term of the notes than would otherwise have been the case.  The actual performance of the underlier over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following table sets forth the high and low closing and period-end levels of the underlier, as reported by Bloomberg, for each of the four calendar quarters in 2009, 2010, 2011 and 2012, and for the first and second calendar quarter in 2013 (through May 28, 2013).  We obtained the closing levels of the underlier listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the EURO STOXX 50® Index

	High	Low	Closing
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 30	2,608.42	2,286.45	2,477.28
Quarter ended June 29	2,501.18	2,068.66	2,264.72
Quarter ended September 28	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 28	2,749.27	2,570.52	2,624.02
Quarter ending June 28 (through May 28, 2013)	2,835.87	2,553.49	2,835.87

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have agreed to sell to RBCCM, and RBCCM has agreed to purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement.  RBCCM has informed us that, as part of its distribution of the notes, it will reoffer the notes at a purchase price equal to 96.00% of the principal amount to one or more other dealers who will sell them to their customers.  In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.  For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution―Conflicts of Interest” in the accompanying prospectus.

RBCCM, acting as agent for Royal Bank of Canada, received an underwriting discount of $40.00 per $1,000 in principal amount of the notes and used that commission to allow selling concessions to other dealers of up to $40.00 per $1,000 in principal amount of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price of the notes also included a profit of $2.50 per $1,000 in principal amount of the notes earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the underwriting discount received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $42.50 per $1,000 in principal amount of the notes.

We will deliver the notes against payment therefor in New York, New York on June 4, 2013, which is the fifth scheduled business day after the trade date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

RBCCM may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

TERMS INCORPORATED IN THE MASTER NOTE

All of the terms appearing in the section “Summary Information,” including the items captioned “calculation agent” and “U.S. tax treatment,” in this pricing supplement, the terms appearing under the caption “General Terms of the Notes—Defeasance, Default Amount, Other Terms,” the terms appearing in the first five paragraphs under the caption “—Payment of Additional Amounts,” the terms appearing under the captions “—Unavailability of the Level of the Underlier,” “—Market Disruption Events,” and “—Default Amount on Acceleration” in the product prospectus supplement PB-1 and the applicable terms included in the Series E MTN prospectus supplement, dated January 28, 2011 and the prospectus, dated January 28, 2011 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

TABLE OF CONTENTS

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Underlier	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-18
Terms Incorporated in the Master Note	PS-19
Validity of the Notes	PS-19

Product Prospectus Supplement PB-1 dated May 6, 2013

Summary	PS-1
Risk Factors	PS-3
General Terms of the Notes	PS-4
Hypothetical Returns on Your Notes	PS-12
Use of Proceeds and Hedging	PS-13
Historical Underlier Information	PS-14
Supplemental Discussion of Canadian Tax Consequences	PS-15
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-16
Employee Retirement Income Security Act	PS-20
Supplemental Plan of Distribution	PS-21

Prospectus Supplement dated January 28, 2011

Use of Proceeds	5
Description of Notes We May Offer	5
Certain Income Tax Consequences	26
Supplemental Plan of Distribution	27
Documents Filed as Part of the Registration Statement	29

Prospectus dated January 28, 2011

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	iii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Information	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of Debt Securities	5
Tax Consequences	22
Plan of Distribution	34
Conflicts of Interest	36
Benefit Plan Investor Considerations	38
Limitations on Enforcement of U.S. Laws Against the Bank,
Our Management and Others	39
Validity of Securities	39
Experts	39
Other Expenses of Issuance and Distribution	40

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product prospectus supplement PB-1, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in each such document is current only as of its respective date.

$11,508,000

Royal Bank of Canada

EURO STOXX 50® Index-Linked Notes, due June 2, 2017

RBC Capital Markets, LLC